Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Reports First Quarter 2024 Results;

Updates Full Year 2024 Outlook; and Declares Quarterly Cash Dividend

Boca Raton, Florida, April 29, 2024 (BUSINESS NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended March 31, 2024.

Highlights of the first quarter include:

•	Net income of $154.5 million or $1.42 per share

•	AFFO per share of $3.29, representing a 5.1% growth over the prior year period

•	Issued a new senior secured Term Loan B and increased and extended the maturity of the senior secured revolving credit facility

•	Repurchased 0.9 million shares cumulatively in the first quarter and subsequent to quarter end

In addition, the Company announced today that its Board of Directors has declared a quarterly cash dividend of $0.98 per share of the Company’s Class A Common Stock. The distribution is payable June 19, 2024 to the shareholders of record at the close of business on May 23, 2024.

“We had a solid start to 2024, producing operating and financial results in line with our expectations,” commented Brendan Cavanagh, President and Chief Executive Officer. “Carrier activity throughout our markets remained measured in response to continued macro-economic financial pressures and the high cost of capital, but nonetheless, we continued to see steady network investment across our portfolio. The consumer and competitive pressures to provide high performing mobile broadband services persists both domestically and internationally, and our customers still have significant 4G and 5G deployment needs. As a result, we anticipate continued solid organic leasing growth for many years. During the first part of the year, we saw an increase in expectations for continued elevated interest rates. This environment has weighed on the valuations of public tower companies. Given our historically low leverage levels, we took advantage of these valuations to opportunistically buy back approximately 935,000 shares of our stock for approximately $200 million. In addition, today we announced a quarterly dividend 15% higher than the dividend in the prior year period, but still less than 30% of our guided 2024 AFFO. I believe the quality of our underlying business, the strength of our financial position and the long-term market demands on our customers to invest in their networks positions SBA very well to continue allocating capital for the benefit of our shareholders.”

Operating Results

The table below details select financial results for the three months ended March 31, 2024 and comparisons to the prior year period.

	Q1 2024	Q1 2023	$ Change	% Change	% Change excluding FX (1)
Consolidated	($ in millions, except per share amounts)
Site leasing revenue	$628.3	$617.3	$11.0	1.8%	1.5%
Site development revenue	29.6	58.2	(28.6)	(49.2%)	(49.2%)
Tower cash flow (1)	506.0	491.0	15.0	3.0%	2.6%
Net income	154.5	100.6	53.9	53.6%	146.2%
Earnings per share - diluted	1.42	0.93	0.50	53.6%	145.6%
Adjusted EBITDA (1)	465.4	459.3	6.1	1.3%	0.9%
AFFO (1)	357.4	341.7	15.7	4.6%	4.0%
AFFO per share (1)	3.29	3.13	0.16	5.1%	4.5%

(1)	See the reconciliations and other disclosures under “Non-GAAP Financial Measures” later in this press release.

Total revenues in the first quarter of 2024 were $657.9 million compared to $675.5 million in the prior year period, a decrease of 2.6%. Site leasing revenue in the first quarter of 2024 of $628.3 million was comprised of domestic site leasing revenue of $461.5 million and international site leasing revenue of $166.8 million. Domestic cash site leasing revenue in the first quarter of 2024 was $456.6 million compared to $447.4 million in the prior year period, an increase of 2.1%. International cash site leasing revenue in the first quarter of 2024 was $167.6 million compared to $163.0 million in the prior year period, an increase of 2.8%, or 1.5% on a constant currency basis. Site development revenues in the first quarter of 2024 were $29.6 million compared to $58.2 million in the prior year period, a decrease of 49.2%.

Site leasing operating profit in the first quarter of 2024 was $513.4 million, an increase of 3.3% over the prior year period. Site leasing contributed 98.8% of the Company’s total operating profit in the first quarter of 2024. Domestic site leasing segment operating profit in the first quarter of 2024 was $395.5 million, an increase of 2.7% over the prior year period. International site leasing segment operating profit in the first quarter of 2024 was $117.9 million, an increase of 5.2% from the prior year period.

Tower Cash Flow in the first quarter of 2024 of $506.0 million was comprised of Domestic Tower Cash Flow of $387.2 million and International Tower Cash Flow of $118.8 million. Domestic Tower Cash Flow in the first quarter of 2024 increased 2.7% over the prior year period and International Tower Cash Flow increased 4.3% over the prior year period, or 2.5% on a constant currency basis. Tower Cash Flow Margin was 81.1% in the first quarter of 2024, as compared to 80.4% for the prior year period.

Net income in the first quarter of 2024 was $154.5 million, or $1.42 per share, and included a $28.5 million loss, net of taxes, on the currency-related remeasurement of intercompany loans with foreign subsidiaries which are denominated in a currency other than the subsidiaries’ functional currencies and also included a $93.0 million non-cash benefit, net of taxes, related to the Company’s revision of the estimated useful lives of its towers and certain intangible assets. Net income in the first quarter of 2023 was $100.6 million, or $0.93 per share, and included a $27.4 million gain, net of taxes, on the currency-related remeasurement of intercompany loans with foreign subsidiaries which are denominated in a currency other than the subsidiaries’ functional currencies.

Adjusted EBITDA in the first quarter of 2024 was $465.4 million, a 1.3% increase over the prior year period. Adjusted EBITDA Margin in the first quarter of 2024 was 71.2% compared to 68.7% in the prior year period.

Net Cash Interest Expense in the first quarter of 2024 was $89.1 million compared to $98.4 million in the prior year period, a decrease of 9.5%.

AFFO in the first quarter of 2024 was $357.4 million, a 4.6% increase over the prior year period. AFFO per share in the first quarter of 2024 was $3.29, a 5.1% increase over the prior year period.

Investing Activities

During the first quarter of 2024, SBA acquired 11 communication sites for total cash consideration of $9.2 million. SBA also built 76 towers during the first quarter of 2024. As of March 31, 2024, SBA owned or operated 39,638 communication sites, 17,478 of which are located in the United States and its territories and 22,160 of which are located internationally. In addition, the Company spent $13.5 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the first quarter of 2024 were $77.3 million, consisting of $10.0 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $67.3 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, and purchasing land and easements).

Subsequent to the first quarter of 2024, the Company purchased or is under contract to purchase 271 communication sites for an aggregate consideration of $84.5 million in cash. The Company anticipates that these acquisitions will be consummated by the end of the third quarter of 2024.

Financing Activities and Liquidity

SBA ended the first quarter of 2024 with $12.4 billion of total debt, $9.4 billion of total secured debt, $261.8 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $12.2 billion of Net Debt. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 6.5x and 4.9x, respectively.

On January 25, 2024, the Company, through its wholly owned subsidiary, SBA Senior Finance II LLC, under its amended and restated Senior Credit Agreement, issued a new $2.3 billion senior secured Term Loan B (the “2024 Term Loan”) maturing January 25, 2031. The 2024 Term Loan accrues interest, at SBA Senior Finance II’s election, at either the Base Rate plus 100 basis points or at Term SOFR plus 200 basis points. The interest rate swap on a portion of the 2018 Term Loan B will remain in effect until expiration on March 31, 2025. Inclusive of the interest rate swap, the current average blended rate on the new Term Loan B is 2.85%. The 2024 Term Loan was issued at 99.75% of par value. The proceeds from the 2024 Term Loan were used to retire the Company’s 2018 Term Loan and to pay related fees and expenses.

The Company also amended its Revolving Credit Facility to (1) increase the total commitments under the Facility from $1.5 billion to $1.75 billion, (2) extend the maturity date of the Facility to January 25, 2029, and (3) amend certain other terms and conditions under the Senior Credit Agreement. Amounts borrowed under the Revolving Credit Facility accrue interest, at SBA Senior Finance II’s election, at either (1) the Eurodollar Rate or Term SOFR plus a margin that ranges from 112.5 basis points to 150.0 basis points or (2) the Base Rate plus a margin that ranges from 12.5 basis points to 50.0 basis points, in each case based on the ratio of Consolidated Net Debt to Annualized Borrower EBITDA, calculated in accordance with the Senior Credit Agreement. In addition, SBA Senior Finance II is required to pay a commitment fee of between 0.15% and 0.25% per annum on the amount of unused commitment.

On February 23, 2024, the Company, through its wholly owned subsidiary, SBA Senior Finance II LLC, further increased the total commitments under the Revolving Credit Facility from $1.75 billion to $2.0 billion.

As of the date of this press release, the Company had $195.0 million outstanding under its $2.0 billion Revolving Credit Facility.

During and subsequent to the first quarter of 2024, the Company repurchased 0.9 million shares of its Class A common stock for $200.0 million at an average price per share of $213.85 under its $1.0 billion stock repurchase plan. After these repurchases, the Company had $204.7 million of authorization remaining under the plan. Shares repurchased were retired.

In the first quarter of 2024, the Company declared and paid a cash dividend of $108.1 million.

Outlook

The Company is updating its full year 2024 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s full year 2024 Outlook assumes the acquisitions of only those communication sites under contract and anticipated to close at the time of this press release. The Company may spend additional capital in 2024 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2024 guidance. The Outlook also does not contemplate any additional repurchases of the Company’s stock or new debt financings during 2024 (other than the refinancing of the 2014-2C Tower Securities as discussed below), although the Company may ultimately spend capital to repurchase stock or issue new debt during the remainder of the year.

The Company’s Outlook assumes an average foreign currency exchange rate of 5.15 Brazilian Reais to 1.0 U.S. Dollar, 1.38 Canadian Dollars to 1.0 U.S. Dollar, 2,585 Tanzanian shillings to 1.0 U.S. Dollar, and 19.00 South African Rand to 1.0 U.S. Dollar throughout the last three quarters of 2024.

(in millions, except per share amounts)	Full Year 2024			Change from February 26, 2024 Outlook (8)	Change from February 26, 2024 Outlook Excluding FX
Site leasing revenue (1)	$2,517.0	to	$2,537.0	$(12.0)	$(2.0)
Site development revenue	$140.0	to	$160.0	$—	$—
Total revenues	$2,657.0	to	$2,697.0	$(12.0)	$(2.0)
Tower Cash Flow (2)	$2,041.0	to	$2,061.0	$(5.0)	$2.0
Adjusted EBITDA (2)	$1,889.0	to	$1,909.0	$(5.0)	$2.0
Net cash interest expense (3)(4)	$363.0	to	$368.0	$7.0	$7.0
Non-discretionary cash capital expenditures (5)	$51.0	to	$61.0	$—	$—
AFFO (2)	$1,415.0	to	$1,455.0	$(18.0)	$(11.0)
AFFO per share (2) (6)	$13.09	to	$13.46	$(0.05)	$0.01
Discretionary cash capital expenditures (7)	$335.0	to	$355.0	$15.0	$20.0

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	See the reconciliation of this non-GAAP financial measure presented below under “Non-GAAP Financial Measures.”
(3)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(4)

For purposes of the Outlook, the Company has assumed that the $620.0 million 2014-2C Tower Securities (which have an anticipated repayment date of October 8, 2024) would be refinanced prior to the third quarter at a fixed rate of 6.000%; however, the Company does not currently have any specific refinancing plans and the actual date and rate of any refinancing is subject to market conditions.

(5)	Consists of tower maintenance and general corporate capital expenditures.

(6)

Outlook for AFFO per share is calculated by dividing the Company’s outlook for AFFO by an assumed weighted average number of diluted common shares of 108.1 million. Outlook does not include the impact of any potential future repurchases of the Company’s stock during 2024.

(7)

Consists of new tower builds, tower augmentations, communication site acquisitions and ground lease purchases. Does not include easements or payments to extend lease terms and expenditures for acquisitions of revenue producing assets not under contract at the date of this press release.

(8)	Changes from prior outlook are measured based on the midpoint of outlook ranges provided.

Conference Call Information

SBA Communications Corporation will host a conference call on Monday, April 29, 2024 at 5:00 PM (EDT) to discuss the quarterly results. The call may be accessed as follows:

When:	Monday, April 29, 2024 at 5:00 PM (EDT)
Dial-in Number:	(877) 692-8955
Access Code:	3308847
Conference Name:	SBA First quarter 2024 results
Replay Available:	April 29, 2024 at 11:00 PM to May 13, 2024 at 12:00 AM (TZ: Eastern)
Replay Number:	(866) 207-1041 – Access Code: 4541116
Internet Access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release and the Company’s earnings call include forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) execution of the Company’s growth strategies and the impacts to its financial performance, (ii) organic leasing growth in the U.S. and the drivers of that growth, including market demands on the Company’s customers, (iii) the Company’s ability to allocate capital for the benefit of shareholders, (iv) the Company’s outlook for financial and operational performance in 2024, the assumptions it made and the drivers contributing to its updated full year guidance, including its ability to consummate, the timing and the rate of any anticipated refinancing, (v) the timing of closing for currently pending acquisitions, (vi) the Company’s tower portfolio growth and positioning for future growth, (vii) churn in 2024 and beyond, (viii) asset purchases and share repurchases, (ix) its portfolio review, and (x) foreign exchange rates and their impact on the Company’s financial and operational guidance and the Company’s 2024 Outlook.

The Company wishes to caution readers that these forward-looking statements may be affected by the risks and uncertainties in the Company’s business as well as other important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the impact of recent macro-economic conditions, including increasing interest rates, inflation and financial market volatility on (a) the ability and willingness of wireless service providers to maintain or increase their capital expenditures, (b) the Company’s business and results of operations, and on foreign currency exchange rates and (c) consumer demand for wireless services, (2) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, South Africa, Tanzania, and in other international markets; (3) the Company’s ability to accurately identify and manage any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the Company’s ability to manage expenses and cash capital expenditures at anticipated levels; (6) the impact of continued consolidation among wireless service providers in the U.S. and internationally, on the Company’s leasing revenue and the ability of Dish to compete as a nationwide carrier; (7) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (8) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the Company’s ability to obtain future financing at commercially reasonable rates or at all; (11) the Company’s ability to achieve the new builds targets included in its anticipated annual portfolio growth goals, which will depend, among other things, on obtaining zoning and regulatory approvals, availability of labor and supplies, and other factors beyond the Company’s control that could affect the Company’s ability to build additional towers in 2024; and (12) the Company’s ability to meet its total portfolio growth, which will depend, in addition to the new build risks, on the Company’s ability to identify and acquire sites at prices and upon terms that will provide accretive portfolio growth, competition from third parties for such acquisitions and our ability to negotiate the terms of, and acquire, these potential tower portfolios on terms that meet our internal return criteria.

With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration, its ability to accurately anticipate the future performance of the acquired towers and any challenges or costs associated with the integration of such towers. With respect to the repurchases under the Company’s stock repurchase program, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes. Furthermore, the Company’s forward-looking statements and its 2024 outlook assumes that the Company continues to qualify for treatment as a REIT for U.S. federal income tax purposes and that the Company’s business is currently operated in a manner that complies with the REIT rules and that it will be able to continue to comply with and conduct its business in accordance with such rules. In addition, these forward-looking statements and the information in this press release is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s most recently filed Annual Report on Form 10-K.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a leading independent owner and operator of wireless communications infrastructure including towers, buildings, rooftops, distributed antenna systems (DAS) and small cells. With a portfolio of more than 39,000 communications sites in 15 markets throughout the Americas, Africa and The Philippines, SBA is listed on NASDAQ under the symbol SBAC. Our organization is part of the S&P 500 and is one of the top Real Estate Investment Trusts (REITs) by market capitalization. For more information, please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in thousands, except per share amounts)

	For the three months
	ended March 31,
	2024	2023
Revenues:
Site leasing	$628,276	$617,268
Site development	29,586	58,248

Total revenues	657,862	675,516

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	114,813	120,119
Cost of site development	23,178	44,185
Selling, general, and administrative expenses (1)	68,698	72,209
Acquisition and new business initiatives related adjustments and expenses	7,417	6,057
Asset impairment and decommission costs	43,648	26,390
Depreciation, accretion, and amortization	76,750	182,415

Total operating expenses	334,504	451,375

Operating income	323,358	224,141

Other income (expense):
Interest income	7,314	2,816
Interest expense	(96,390)	(101,226)
Non-cash interest expense	(8,443)	(14,239)
Amortization of deferred financing fees	(5,289)	(4,988)
Loss from extinguishment of debt, net	(4,428)	—
Other (expense) income, net	(44,652)	37,558

Total other expense, net	(151,888)	(80,079)

Income before income taxes	171,470	144,062
Provision for income taxes	(16,927)	(43,508)

Net income	154,543	100,554
Net loss attributable to noncontrolling interests	—	663

Net income attributable to SBA Communications
Corporation	$154,543	$101,217

Net income per common share attributable to SBA
Communications Corporation:
Basic	$1.43	$0.94

Diluted	$1.42	$0.93

Weighted-average number of common shares
Basic	108,102	108,132

Diluted	108,616	109,271

(1)	Includes non-cash compensation of $20,773 and $25,529 for the three months ended March 31, 2024 and 2023, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	March 31,	December 31,
	2024	2023
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$240,309	$208,547
Restricted cash	19,892	38,129
Accounts receivable, net	126,525	182,746
Costs and estimated earnings in excess of billings on uncompleted contracts	16,535	16,252
Prepaid expenses and other current assets	44,335	38,593

Total current assets	447,596	484,267
Property and equipment, net	2,709,681	2,711,719
Intangible assets, net	2,403,849	2,455,597
Operating lease right-of-use assets, net	2,185,851	2,240,781
Acquired and other right-of-use assets, net	1,441,750	1,473,601
Other assets	806,539	812,476

Total assets	$9,995,266	$10,178,441

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$45,761	$42,202
Accrued expenses	77,035	92,622
Current maturities of long-term debt	1,805,395	643,145
Deferred revenue	161,128	235,668
Accrued interest	32,605	57,496
Current lease liabilities	270,318	273,464
Other current liabilities	21,048	18,662

Total current liabilities	2,413,290	1,363,259
Long-term liabilities:
Long-term debt, net	10,550,553	11,681,170
Long-term lease liabilities	1,806,278	1,865,686
Other long-term liabilities	411,388	404,161

Total long-term liabilities	12,768,219	13,951,017
Redeemable noncontrolling interests	36,577	35,047
Shareholders’ deficit:
Preferred stock - par value $0.01, 30,000 shares authorized, no shares issued or outstanding	—	—
Common stock - Class A, par value $0.01, 400,000 shares authorized, 107,880 shares and 108,050 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	1,079	1,080
Additional paid-in capital	2,915,215	2,894,060
Accumulated deficit	(7,509,379)	(7,450,824)
Accumulated other comprehensive loss, net	(629,735)	(615,198)

Total shareholders’ deficit	(5,222,820)	(5,170,882)

Total liabilities, redeemable noncontrolling interests, and shareholders’ deficit	$9,995,266	$10,178,441

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited) (in thousands)

	For the three months
	ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$154,543	$100,554
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, accretion, and amortization	76,750	182,415
Loss (gain) on remeasurement of U.S. denominated intercompany loans	42,980	(41,932)
Non-cash compensation expense	21,469	26,206
Non-cash asset impairment and decommission costs	38,944	26,417
Loss from extinguishment of debt, net	4,428	—
Deferred and non-cash income tax provision	8,283	36,320
Other non-cash items reflected in the Statements of Operations	17,575	23,883
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	50,906	9,103
Prepaid expenses and other assets	(722)	(4,235)
Operating lease right-of-use assets, net	34,694	37,452
Accounts payable and accrued expenses	(20,395)	(8,904)
Accrued interest	(24,783)	(25,958)
Long-term lease liabilities	(37,055)	(34,475)
Other liabilities	(73,164)	(15,678)

Net cash provided by operating activities	294,453	311,168

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(19,405)	(19,929)
Capital expenditures	(57,871)	(49,135)
Other investing activities	(8,034)	(77,697)

Net cash used in investing activities	(85,310)	(146,761)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under Revolving Credit Facility	15,000	(45,000)
Proceeds from issuance of Term Loans, net of fees	2,274,825	—
Repayment of Term Loans	(2,268,000)	(6,000)
Repurchase and retirement of common stock	(106,157)	—
Payment of dividends on common stock	(108,135)	(93,933)
Other financing activities	1,055	(15,795)

Net cash used in financing activities	(191,412)	(160,728)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(4,345)	220
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	13,386	3,899
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH:
Beginning of period	250,946	189,283

End of period	$264,332	$193,182

Selected Capital Expenditure Detail

	For the three months ended March 31,
	2024	2023
	(in thousands)
Construction and related costs	$34,782	$21,566
Augmentation and tower upgrades	13,064	15,791
Non-discretionary capital expenditures:
Tower maintenance	8,858	10,743
General corporate	1,167	1,035

Total non-discretionary capital expenditures	10,025	11,778

Total capital expenditures	$57,871	$49,135

Communication Site Portfolio Summary

	Domestic	International	Total
Sites owned at December 31, 2023	17,487	22,131	39,618
Sites acquired during the first quarter	4	7	11
Sites built during the first quarter	6	70	76
Sites decommissioned/reclassified/sold during the first quarter	(19)	(48)	(67)

Sites owned at March 31, 2024	17,478	22,160	39,638

Segment Operating Profit and Segment Operating Profit Margin

Domestic site leasing and International site leasing are the two segments within our site leasing business. Segment operating profit is a key business metric and one of our two measures of segment profitability. The calculation of Segment operating profit for each of our segments is set forth below.

	Domestic Site Leasing		Int’l Site Leasing		Site Development
	For the three months		For the three months		For the three months
	ended March 31,		ended March 31,		ended March 31,
	2024	2023	2024	2023	2024	2023
	(in thousands)
Segment revenue	$461,499	$454,833	$166,777	$162,435	$29,586	$58,248
Segment cost of revenues (excluding depreciation, accretion, and amort.)	(65,970)	(69,750)	(48,843)	(50,369)	(23,178)	(44,185)

Segment operating profit	$395,529	$385,083	$117,934	$112,066	$6,408	$14,063

Segment operating profit margin	85.7%	84.7%	70.7%	69.0%	21.7%	24.1%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin; (ii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iii) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); and (v) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”).

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition.

Specifically, we believe that:

(1)	Cash Site Leasing Revenue and Tower Cash Flow are useful indicators of the performance of our site leasing operations;
(2)

Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by excluding the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of REITs. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance;

(3)

FFO, AFFO and AFFO per share, which are metrics used by our public company peers in the communication site industry, provide investors useful indicators of the financial performance of our business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO, and AFFO per share are also used to address questions we receive from analysts and investors who routinely assess our operating performance on the basis of these performance measures, which are considered industry standards. We believe that FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion and asset impairment and decommission costs). We believe that AFFO and AFFO per share help investors or other interested parties meaningfully evaluate our financial performance as they include (1) the impact of our capital structure (primarily interest expense on our outstanding debt) and (2) sustaining capital expenditures and exclude the impact of (1) our asset base (primarily depreciation, amortization and accretion and asset impairment and decommission costs) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods and the non-cash portion of our reported tax provision. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. We only use AFFO as a performance measure. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment. We believe our definition of FFO is consistent with how that term is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and that our definition and use of AFFO and AFFO per share is consistent with those reported by the other communication site companies;

(4)

Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity and, to the extent that such measures are calculated on Net Debt are net of our cash and cash equivalents, short-term restricted cash, and short-term investments; and

(5)	Our Constant Currency Measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign currency exchange rate fluctuations.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 2020 Senior Notes and 2021 Senior Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

Financial Metrics after Eliminating the Impact of Changes In Foreign Currency Exchange Rates

We eliminate the impact of changes in foreign currency exchange rates for each of the financial metrics listed in the table below by dividing the current period’s financial results by the average monthly exchange rates of the prior year period, and by eliminating the impact of the remeasurement of our intercompany loans. The table below provides the reconciliation of the reported growth rate year-over-year of each of such measures to the growth rate after eliminating the impact of changes in foreign currency exchange rates to such measure.

	First quarter
	2024 year	Foreign	Growth excluding
	over year	currency	foreign
	growth rate	impact	currency impact
Total site leasing revenue	1.8%	0.3%	1.5%
Total cash site leasing revenue	2.3%	0.4%	1.9%
Int’l cash site leasing revenue	2.8%	1.3%	1.5%
Total site leasing segment operating profit	3.3%	0.4%	2.9%
Int’l site leasing segment operating profit	5.2%	1.7%	3.5%
Total site leasing tower cash flow	3.0%	0.4%	2.6%
Int’l site leasing tower cash flow	4.3%	1.8%	2.5%
Net income	53.6%	(92.6%)	146.2%
Earnings per share — diluted	53.6%	(92.0%)	145.6%
Adjusted EBITDA	1.3%	0.4%	0.9%
AFFO	4.6%	0.6%	4.0%
AFFO per share	5.1%	0.6%	4.5%

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The table below sets forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months		For the three months		For the three months
	ended March 31,		ended March 31,		ended March 31,
	2024	2023	2024	2023	2024	2023
	(in thousands)
Site leasing revenue	$461,499	$454,833	$166,777	$162,435	$628,276	$617,268
Non-cash straight-line leasing revenue	(4,886)	(7,458)	794	609	(4,092)	(6,849)

Cash site leasing revenue	456,613	447,375	167,571	163,044	624,184	610,419
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(65,970)	(69,750)	(48,843)	(50,369)	(114,813)	(120,119)
Non-cash straight-line ground lease expense	(3,461)	(556)	78	1,279	(3,383)	723

Tower Cash Flow	$387,182	$377,069	$118,806	$113,954	$505,988	$491,023

Tower Cash Flow Margin	84.8%	84.3%	70.9%	69.9%	81.1%	80.4%

Forecasted Tower Cash Flow for Full Year 2024

The table below sets forth the reconciliation of forecasted Tower Cash Flow set forth in the Outlook section to its most comparable GAAP measurement for the full year 2024:

	Full Year 2024
	(in millions)
Site leasing revenue	$2,517.0	to	$2,537.0
Non-cash straight-line leasing revenue	(5.0)	to	—

Cash site leasing revenue	2,512.0	to	2,537.0
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(458.5)	to	(468.5)
Non-cash straight-line ground lease expense	(12.5)	to	(7.5)

Tower Cash Flow	$2,041.0	to	$2,061.0

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement.

	For the three months
	ended March 31,
	2024	2023
	(in thousands)
Net income	$154,543	$100,554
Non-cash straight-line leasing revenue	(4,092)	(6,849)
Non-cash straight-line ground lease expense	(3,383)	723
Non-cash compensation	21,469	26,206
Loss from extinguishment of debt, net	4,428	—
Other expense (income), net	44,652	(37,558)
Acquisition and new business initiatives related adjustments and expenses	7,417	6,057
Asset impairment and decommission costs	43,648	26,390
Interest income	(7,314)	(2,816)
Total interest expense (1)	110,122	120,453
Depreciation, accretion, and amortization	76,750	182,415
Provision for taxes (2)	17,172	43,765

Adjusted EBITDA	$465,412	$459,340

Annualized Adjusted EBITDA (3)	$1,861,648	$1,837,360

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)

For the three months ended March 31, 2024 and 2023, these amounts included $0.2 million and $0.3 million, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.

(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months
	ended March 31,
	2024	2023
	(in thousands)
Total revenues	$657,862	$675,516
Non-cash straight-line leasing revenue	(4,092)	(6,849)

Total revenues minus non-cash straight-line leasing revenue	$653,770	$668,667

Adjusted EBITDA	$465,412	$459,340

Adjusted EBITDA Margin	71.2%	68.7%

Forecasted Adjusted EBITDA for Full Year 2024

The table below sets forth the reconciliation of the forecasted Adjusted EBITDA set forth in the Outlook section to its most comparable GAAP measurement for the full year 2024:

	Full Year 2024
	(in millions)
Net income	$835.5	to	$880.5
Non-cash straight-line leasing revenue	(5.0)	to	—
Non-cash straight-line ground lease expense	(12.5)	to	(7.5)
Non-cash compensation	76.0	to	71.0
Loss from extinguishment of debt, net	4.5	to	4.5
Other expense, net	76.0	to	76.0
Acquisition and new business initiatives related adjustments and expenses	26.5	to	21.5
Asset impairment and decommission costs	136.5	to	131.5
Interest income	(28.5)	to	(23.5)
Total interest expense (1)	451.0	to	441.0
Depreciation, accretion, and amortization	275.0	to	265.0
Provision for taxes (2)	54.0	to	49.0

Adjusted EBITDA	$1,889.0	to	$1,909.0

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	Includes projections for franchise taxes and gross receipts taxes, which will be reflected in the Statement of Operations in Selling, general, and administrative expenses.

Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share

The tables below set forth the reconciliations of FFO, AFFO, and AFFO per share to their most comparable GAAP measurement.

	For the three months
	ended March 31,
	2024		2023
	(in thousands)	($ per share)	(in thousands)	($ per share)
Net income	$154,543	$1.42	$100,554	$0.92
Real estate related depreciation, amortization, and accretion	75,397	0.69	180,974	1.66
Asset impairment and decommission costs	43,648	0.40	26,390	0.24

FFO	$273,588	$2.51	$307,918	$2.82
Adjustments to FFO:
Non-cash straight-line leasing revenue	(4,092)	(0.04)	(6,849)	(0.06)
Non-cash straight-line ground lease expense	(3,383)	(0.03)	723	0.01
Non-cash compensation	21,469	0.20	26,206	0.24
Adjustment for non-cash portion of tax provision	8,283	0.08	36,320	0.33
Non-real estate related depreciation, amortization, and accretion	1,353	0.01	1,441	0.01
Amortization of deferred financing costs and debt discounts and non-cash interest expense	13,732	0.13	19,227	0.18
Loss from extinguishment of debt, net	4,428	0.04	—	—
Other expense (income), net	44,652	0.41	(37,558)	(0.35)
Acquisition and new business initiatives related adjustments and expenses	7,417	0.07	6,057	0.06
Non-discretionary cash capital expenditures	(10,025)	(0.09)	(11,778)	(0.11)

AFFO	$357,422	$3.29	$341,707	$3.13
Adjustments for joint venture partner interest	(1,293)	(0.01)	(860)	(0.01)
AFFO attributable to SBA Communications Corporation	$356,129	$3.28	$340,847	$3.12

Diluted weighted average number of common shares		108,616		109,271

Forecasted AFFO for the Full Year 2024

The tables below set forth the reconciliations of the forecasted AFFO and AFFO per share set forth in the Outlook section to their most comparable GAAP measurements for the full year 2024:

(in millions, except per share amounts)	Full Year 2024
	(in millions)			($ per share)
Net income	$835.5	to	$880.5	$7.73	to	$8.15
Real estate related depreciation, amortization, and accretion	262.5	to	257.5	2.43	to	2.38
Asset impairment and decommission costs	136.5	to	131.5	1.26	to	1.22

FFO	$1,234.5	to	$1,269.5	$11.42	to	$11.75
Adjustments to FFO:
Non-cash straight-line leasing revenue	(5.0)	to	—	(0.05)	to	—
Non-cash straight-line ground lease expense	(12.5)	to	(7.5)	(0.12)	to	(0.07)
Non-cash compensation	76.0	to	71.0	0.70	to	0.66
Adjustment for non-cash portion of tax provision	9.0	to	9.0	0.08	to	0.08
Non-real estate related depreciation, amortization, and accretion	12.5	to	7.5	0.12	to	0.07
Amortization of deferred financing costs and debt discounts and non-cash interest expense	54.5	to	54.5	0.50	to	0.50
Loss from extinguishment of debt, net	4.5	to	4.5	0.04	to	0.04
Other expense, net	76.0	to	76.0	0.70	to	0.70
Acquisition and new business initiatives related adjustments and expenses	26.5	to	21.5	0.25	to	0.20
Non-discretionary cash capital expenditures	(61.0)	to	(51.0)	(0.55)	to	(0.47)

AFFO	$1,415.0	to	$1,455.0	$13.09	to	$13.46
Adjustments for joint venture partner interest	(6.0)	to	(6.0)	(0.06)	to	(0.06)
AFFO attributable to SBA Communications Corporation	$1,409.0	to	$1,449.0	$13.03	to	$13.40

Diluted weighted average number of common shares (1)				108.1	to	108.1

(1)	Our assumption for weighted average number of common shares does not contemplate any additional repurchases of the Company’s stock during 2024.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

March 31,
2024
(in thousands)
2014-2C Tower Securities	$620,000
2019-1C Tower Securities	1,165,000
2020-1C Tower Securities	750,000
2020-2C Tower Securities	600,000
2021-1C Tower Securities	1,165,000
2021-2C Tower Securities	895,000
2021-3C Tower Securities	895,000
2022-1C Tower Securities	850,000
Revolving Credit Facility	195,000
2024 Term Loan	2,300,000

Total secured debt	9,435,000
2020 Senior Notes	1,500,000
2021 Senior Notes	1,500,000

Total unsecured debt	3,000,000

Total debt	$12,435,000

Leverage Ratio
Total debt	$12,435,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(261,786)

Net debt	$12,173,214

Divided by: Annualized Adjusted EBITDA	$1,861,648

Leverage Ratio	6.5x

Secured Leverage Ratio
Total secured debt	$9,435,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(261,786)

Net Secured Debt	$9,173,214

Divided by: Annualized Adjusted EBITDA	$1,861,648

Secured Leverage Ratio	4.9x